FIELDPOINT PETROLEUM REPORTS SIGNIFICANT SECOND QUARTER RESULTS

STRONG YEAR OVER YEAR OIL PRODUCTION

NET CASH PROVIDED BY OPERATIONS UP $2.0 MILLION FROM 2009

GOAL TO FURTHER INCREASE OIL PRODUCTION CONTINUES

YEAR TO DATE PRODUCT MIX - 75% OIL 25% GAS

AUSTIN, TX – (BUSINESS WIRE) – August 12, 2010 - FieldPoint Petroleum Corporation (NYSE/AMEX:FPP) announced today its second quarter financial results for the three and six months ended June 30, 2010.

Ray Reaves, President and CEO of FieldPoint stated, “Net income and earnings per share met our goals for this quarter and we believe that we will meet our objectives for the year, with a strong emphasis on increasing oil production.  As previously stated, we plan to drill two oil and gas wells in Lea County, New Mexico that will focus on oil production. If successful, and the higher commodity price environment that we are currently in continues, this could have a very positive impact on future results. We will continue to explore new oil and gas acquisition opportunities in the form of oil and gas production and/or oil and gas drilling acreage.”

Financial Highlights for the Three Months Ended June 30, 2010 Compared to the Three Months Ended June 30, 2009:

•

Revenues increased 137% to $1,769,673 from $745,315;

•

Net Income increased to $394,366 from a loss of ($55,017); and

•

Earnings per share, both basic and fully diluted, increased to $0.05 from a loss of $(0.01).

Mr. Reaves continued, “The upward movement in oil prices so far this year as compared to last year serves to remind us of the importance of continuing to build our production base. Fortunately, FieldPoint is positioned financially to allow management to continue to pursue its commitment to develop new programs that can materially expand our production levels.”

The increase in total revenue for this reporting period is attributed to higher production, and oil and natural gas prices, which averaged approximately $74.92 per barrel and $6.73 per MCF in 2010, compared to $47.95 per barrel and $3.08 per MCF in the prior year.  The higher commodity prices accounted for approximately $670,000 of the increase in revenues. Overall production for the period increased 39% on a barrel of oil equivalent (BOE) basis, as compared to the 2009 period.  The higher sales volume accounted for approximately $332,000 of the increase in revenues.

Lease operating expenses increased 28% or $120,818 to $548,241 for the three month period ended June 30, 2010 from the comparable 2009 period. This was primarily due to the increase in new wells acquired in 2009 and the cost associated with mature field production, with increases in workover expense and remedial repairs in 2010 as compared to 2009.   The increased volumes account for approximately $166,000 of increase in lease operating expenses. Lifting costs per BOE decreased 8% or $1.75 to $21.02 for the period. We anticipate lease operating expenses to increase over the following quarters due to the additional remedial repairs and workover expenses.

Depletion and depreciation increased 45% or $85,000 to $274,000 for the three month period ended June 30, 2010 versus $189,000 in the 2009 comparable period.  This was primarily due to new wells acquired in 2009, which increased our depletable base.

General and administrative overhead cost decreased 9% or $23,444 to $249,094 for the three-month period ended June 30, 2010 from the three-month period ended June 30, 2009.  This was primarily attributable to a decrease in legal, consulting and administration services during the 2010 period.  At this time due to the growth of the Company, we anticipate general and administrative expenses to increase in the coming quarters.

Other expenses, net for the quarter ended June 30, 2010, were $58,972 compared to other income, net of $62,629 for 2009.  The net decrease was primarily due to the unrealized gain on investments during the 2009 period that was offset by an increase in interest expense associated with our line of credit for the period ending June 30, 2010.  We had approximately $6.7 million outstanding under our line of credit at June 30, 2010, compared with $2.9 million at June 30, 2009.

Financial Highlights for the Six Months Ended June 30, 2010 Compared to the Six Months Ended June 30, 2009:

•

Revenues increased 161% to $3,606,368 from $1,379,997;

•

Net Income increased to $873,067 from a loss of $(134,404); and

•

Earnings per share, both basic and fully diluted, increased to $0.11 from a loss of $(0.02).

Total revenues increased 161% for the six month period ended June 30, 2010 from the comparable 2009 period.   This was due primarily to the overall increase in production and oil and natural gas commodity pricing.  Sales volumes increased 48% on a BOE basis, primarily due to the additions of oil and gas properties in the second half of 2009.  The higher sales volume accounted for approximately $688,000 of the increase in revenues.  Average oil sales prices increased 78% to $75.59 for the six month period ended June 30, 2010 compared to $42.36 for the six month period ended June 30, 2009.  Average natural gas sales prices increased 58% to $6.49 for the six month period ended June 30, 2010 compared to $4.12 for the six month period ended June 30, 2009.  The higher commodity prices accounted for approximately $1.5 million of the increase in revenues.

Lease operating expenses increased 42% or $309,109 to $1,048,736 for the six month period ended June 30, 2010 from the comparable 2009 period.  This was primarily due to the increase in additional repairs, workover expenses and production expenses associated with properties acquired in the second half of 2009.  Lifting cost per BOE decreased 4%, from $20.54 to $19.68 for the period.  We anticipate lease operating expense to increase over the following quarters due to production expenses associated primarily with the North Block acquisition in the second half of 2009.

Depletion and depreciation expense increased 61% to $565,000, compared to $352,000 for the comparable 2009 period.  This was primarily due to acquisitions that increased our depletable base from the same 2009 period.

General and administrative overhead cost increased 4% or $20,518 to $481,314 for the six month period ended June 30, 2010 from the six month period ended June 30, 2009.  This was attributable primarily to an increase in administrative services such as contract labor, and administrative services.  In the coming quarters we anticipate general and administrative expenses to increase.

Other expenses, net for the six months ended June 30, 2010, amounted to $121,251 compared to other expenses, net of $23,978 for the comparable 2009 period.  The increase was primarily due to an increase in interest expense associated with our line of credit for the six months ending June 30, 2010, offset by an unrealized gain of $9,848 for the six month period ended June 30, 2009. We had approximately $2.9 million outstanding under our line of credit at June 30, 2009, compared with $6.7 million at June 30, 2010.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

SELECT BALANCE SHEET DATA

                                                                Unaudited

              June 30, 2010               December 31, 2009

Cash and cash equivalents        $     1,672,116

$           657,942

Total current assets

           $     2,721,400

$        1,859,395

Total assets

           $   18,857,784

$      18,184,311

Total current liabilities

           $        724,678

$           607,878

Total stockholders’ equity        $     9,034,077

$        8,675,081

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUE:
Oil and natural gas sales	$ 1,725,894	$ 723,249	$ 3,532,023	$ 1,329,865
Well operational and pumping fees	17,066	17,066	34,132	34,132
Disposal fees	26,713	5,000	40,213	16,000
Total revenue	1,769,673	745,315	3,606,368	1,379,997

COSTS AND EXPENSES:
Production expense	548,241	427,423	1,048,736	739,627
Depletion and depreciation	274,000	189,000	565,000	352,000
Accretion of discount on asset retirement obligations	20,000	8,000	40,000	16,000
General and administrative	249,094	272,538	481,314	460,796
Total costs and expenses	1,091,335	896,961	2,135,050	1,568,423

OPERATING INCOME (LOSS)	678,338	(151,646)	1,471,318	(188,426)

OTHER INCOME (EXPENSE):
Interest income	1,544	599	2,560	1,331
Interest expense	(60,516)	(23,269)	(123,811)	(36,012)
Unrealized holding gain on investments	-	84,444	-	9,848
Miscellaneous	-	855	-	855
Total other income (expense)	(58,972)	62,629	(121,251)	(23,978)

INCOME (LOSS) BEFORE INCOME TAXES	619,366	(89,017)	1,350,067	(212,404)

INCOME TAX (EXPENSE) – CURRENT	(24,000)	-	(192,000)	-
INCOME TAX (EXPENSE) BENEFIT – DEFERRED	(201,000)	34,000	(285,000)	78,000
TOTAL INCOME TAX PROVISION	(225,000)	34,000	(477,000)	78,000

NET INCOME (LOSS)	$ 394,366	$ (55,017)	$ 873,067	$ (134,404)

EARNINGS (LOSS) PER SHARE:
BASIC	$ 0.05	$ (0.01)	$ 0.11	$ (0.02)
DILUTED	$ 0.05	$ (0.01)	$ 0.11	$ (0.02)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,223,688	8,539,311	8,277,609	8,542,724
DILUTED	8,223,688	8,539,311	8,277,609	8,542,724